Exhibit 10(n)

AMENDMENT

TO THE

TXU SPLIT-DOLLAR LIFE INSURANCE PROGRAM

WHEREAS, TXU Corp. (“Company”) sponsors the TXU Split-Dollar Life Insurance Program (“Plan”); and

WHEREAS, in accordance with the provisions of Section 10 of the Plan, the Company desires to amend the Plan, effective as of the closing of that certain Merger Agreement dated as of February 25, 2007, between the Company, Texas Energy Future Holdings Limited Partnership, and Texas Energy Future Merger Sub. Corp. (“Merger Agreement”), to freeze the Benefit of Participants at the level in effect as of the closing of the Merger Agreement.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Freezing of Level of Benefits. Section 5.1 of the Plan is hereby amended, effective as of the closing of the Merger Agreement, to freeze the Benefit level of Participants as of such closing, and, as such, Section 5.1 of the Plan is amended by adding a new subsection (c) to read in full as follows:

“(c) Notwithstanding any other provision of the Plan, effective as of the closing of that certain Merger Agreement dated as of February 25, 2007, between the Company, Texas Energy Future Holdings Limited Partnership, and Texas Energy Future Merger Sub. Corp. (“Merger Agreement”), the Benefit of all Participants shall be frozen at the level in effect as of the closing of the Merger Agreement, and shall not be subject to further increase.”

2. Unless otherwise defined herein each of the capitalized terms used herein shall have the meaning given it in the Plan.

3. Except as amended hereby, the Plan remains unchanged and in full force and effect in accordance with its terms.

EXECUTED as of October 10, 2007.

TXU CORP.

By:	/s/ Riz Chand
Name:	Riz Chand
Title:	SVP - HR